Exhibit 21.1
Subsidiaries of Snowflake Inc.

Name of Subsidiary	Jurisdiction of Organization
Applica Sp. z o.o.	Poland
Cloudlet Information Technology (Beijing) Co. Ltd.	China
Cybersyn, Inc.	Delaware
Leapyear Technologies, Inc.	Delaware
Mountain US Corporation	Nevada
Neeva Inc.	Delaware
NXYZ, Inc.	Delaware
Ponder Data Inc.	Delaware
Samooha, LLC	Delaware
SNFL Cloudtech India Private Limited	India
SNFL Technologies AB	Sweden
Snowflake Brazil Ltda.	Brazil
Snowflake Canada ULC	Canada
Snowflake Cloudtech Israel Ltd.	Israel
Snowflake Colombia S.A.S.	Colombia
Snowflake Computing France SAS	France
Snowflake Computing GmbH	Germany
Snowflake Computing India LLP	India
Snowflake Computing Ireland Limited	Ireland
Snowflake Computing Netherlands B.V.	Netherlands
Snowflake Computing Pty Ltd.	Australia
Snowflake Computing Singapore Pte. Ltd.	Singapore
Snowflake Computing Spain, S.L.	Spain
Snowflake Computing Switzerland GmbH	Switzerland
Snowflake Computing UK Ltd.	United Kingdom
Snowflake Costa Rica S.R.L.	Costa Rica
Snowflake Finland OY	Finland
Snowflake G.K.	Japan
Snowflake Holdings LLC	Delaware
Snowflake Holdings II LLC	Delaware
Snowflake International B.V.	Netherlands
Snowflake International Holdings Inc.	Delaware
Snowflake International Holdings I Inc.	Delaware
Snowflake Investment Holdings, Inc.	Delaware
Snowflake Italy S.R.L.	Italy
Snowflake Korea YH	South Korea
Snowflake Middle East FZ-LLC	United Arab Emirates
Snowflake Poland Sp. z o.o.	Poland
Snowflake Technologies Mexico, S. de R.L. de C.V.	Mexico